Company Contact:	Investor Relations:
Kelly J. Gill	Charles Lynch
Chief Executive Officer	Westwicke Partners
615-771-7575	443-213-0504

Advocat Announces Purchase Agreement for Kansas Portfolio
BRENTWOOD, TN, (March 6, 2013) – Advocat Inc. (NASDAQ: AVCA) a premier provider of long term care services primarily in the Southeast and Southwest, today announced a definitive agreement to purchase five skilled nursing centers in Kansas for $15.5 million. The acquisition is expected to close in the second quarter of 2013. The nursing centers have annual revenues of approximately $24 million and are expected to be accretive to earnings early in the Company’s tenure as operator. The acquisition will be financed in conjunction with a renewal and expansion of the Company’s credit facility with a syndicate led by The PrivateBank.
Commenting on the transaction, Kelly J. Gill, the Company’s President and Chief Executive Officer, stated, “I am very pleased to continue our portfolio expansion activity with the significant transaction announced today. The acquisition of the Kansas facilities will increase our center count by more than 10 percent. Moreover, these five buildings will be the beginning of a new region for us in a state where we are excited to enter into operation. The opportunity for us to expand our footprint, grow operating income and continue to execute on our growth strategy sets a strong tone for this year. We are also pleased to be deepening our relationship with our primary lender, The PrivateBank, through a transaction that will increase our owned-facility portfolio. Finally, and most important, the Kansas centers are staffed with a wonderful work force who we look forward to welcoming into the Advocat family.”

FORWARD-LOOKING STATEMENTS

The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully close the acquisition and to license, certify and operate the new Kansas facilities, as well as other risk factors detailed in the Company’s Securities and Exchange Commission filings. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Advocat Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Advocat provides long-term care services to patients in 48 skilled nursing centers containing 5,538 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Advocat’s web site: www.advocatinc.com.